UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

                            November 2, 2011

Date of Report (Date of earliest event reported)

                           QUALCOMM Incorporated

(Exact name of registrant as specified in its charter)

                                 Delaware

(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

                    5775  Morehouse Drive,             San Diego,             CA               92121

          (address of principal executive offices)                                     (Zip Code)

                             858-587-1121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On November 2, 2011, QUALCOMM Incorporated (“Qualcomm” or the “Company”) issued a press release regarding the Company’s financial results for its fourth fiscal quarter and fiscal year ended September 25, 2011. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

The attached press release presents certain financial information that is not in accordance with generally accepted accounting principles (GAAP); such information is referred to as “Non-GAAP.” The Non-GAAP financial information presented in the attached press release should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, “Non-GAAP” is not a term defined by GAAP, and as a result, the Company’s measure of Non-GAAP results might be different than similarly titled measures used by other companies. Reconciliations between GAAP results and Non-GAAP results are presented in the attached press release.

Non-GAAP financial information is used by management (i) to evaluate, assess and benchmark the Company’s operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of the Company’s ongoing core operating businesses, including the Qualcomm CDMA Technologies, Qualcomm Technology Licensing and Qualcomm Wireless & Internet segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors outside the Company. Non-GAAP measurements of the following financial data are used by the Company’s management: revenues, research and development (R&D) expenses, selling, general and administrative (SG&A) expenses, total operating expenses, operating income (loss), net investment income (loss), income (loss) before income taxes, effective tax rate, net income (loss), diluted earnings (loss) per share, operating cash flow and free cash flow. Management is able to assess what it believes is a more meaningful and comparable set of financial performance measures for the Company and its business segments by using Non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on Non-GAAP financial measures applicable to the Company and its business segments.

Non-GAAP information used by management excludes the Qualcomm Strategic Initiatives (QSI) segment, certain share-based compensation, certain tax items and certain acquisition-related items. The QSI segment is excluded because the Company expects to exit its strategic investments at various times, and the effects of fluctuations in the value of such investments and realized gains or losses are viewed by management as unrelated to the Company’s operational performance. Share-based compensation, other than amounts related to share-based awards granted under a bonus program that may result in the issuance of unrestricted shares of the Company’s common stock, is excluded because management views such share-based compensation as unrelated to the Company’s operational performance. Further, share-based compensation related to stock options is affected by factors that are subject to change, including the Company’s stock price, stock market volatility, expected option life, risk-free interest rates and expected dividend payouts in future years. Certain tax items that were recorded in reported earnings in each fiscal year presented, but were unrelated to the fiscal year in which they were recorded, are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after tax earnings. In fiscal 2011, the Company began excluding the benefit of retroactive extensions of the federal R&D tax credit from Non-GAAP results because the Company does not include the potential extension of the credit in its business outlook due to uncertainty as to whether and when the federal R&D tax credit will be retroactively extended. In addition to its historical practice of excluding acquired in-process research and development expenses from Non-GAAP results, the Company began excluding recognition of the step-up of inventories to fair value and amortization of certain intangible assets starting with acquisitions completed in the third quarter of fiscal 2011. These certain acquisition-related items are excluded and no longer allocated to the Company’s segments because management has concluded that such expenses should not be considered when assessing segment performance as they are unrelated to the operating activities of the Company’s ongoing core businesses. In addition, these charges are significantly impacted by the size and timing of acquisitions, potentially obscuring period to period comparisons of the Company’s operating businesses.

The attached press release presents free cash flow, defined as net cash provided by operating activities less capital expenditures, to facilitate an understanding of the amount of cash flow generated that is available to grow the Company’s business and to create long-term stockholder value. The Company believes that this presentation is useful in evaluating its operating performance and financial strength. In addition, management uses this measure to evaluate the Company’s performance, to value the Company and to compare its operating performance with other companies in the industry.

Item 9.01.  Exhibits.

Exhibit No.	Description

99.1	November 2, 2011 Press Release by QUALCOMM Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date: November 2, 2011	By:	/s/ William E. Keitel
William E. Keitel, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	November 2, 2011 Press Release by QUALCOMM Incorporated